  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2020

NOBLE ROMAN’S, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0-11104	35-1281154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6612 E. 75th Street, Suite 450 Indianapolis, Indiana	46250
(Address of principal executive offices)	(Zip Code)

  (317) 634-3377
(Company's telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On February 7, 2020, Noble Roman’s, Inc. (the “Company”) entered into a Senior Secured Promissory Note and Warrant Purchase Agreement (the “Agreement”) with Corbel Capital Partners SBIC, L.P. (the “Purchaser”). Pursuant to the Agreement, the Company issued to the Purchaser a senior secured promissory note (the “Note”) in the initial principal amount of $8 million. The Company has used or will use the net proceeds of the Agreement as follows: (i) $4.2 million was used to repay in their entirety the Company’s existing bank loans which were in the original amount of $6.1 million; (ii) $1,275,000 was used to repay the portion of the Company’s existing subordinated convertible debt the maturity date of which had not previously been extended to January 2023; and (iii) the remaining net proceeds will be used for working capital or other general corporate purposes, including development of new Company-owned Craft Pizza & Pub locations.

The Note bears cash interest of LIBOR, as defined in the Agreement, plus 7.75%. In addition, the Note requires payment-in-kind interest (“PIK Interest”) of 3% per annum, which will be added to the principal amount of the Note. Interest is payable in arrears on the last calendar day of each month. The Note matures on February 7, 2025. The Note does not require any fixed principal payments until February 28, 2023, at which time required monthly payments of principal in the amount of $33,333 begin and continue until maturity. The Note requires the Company to make additional payments on the principal balance of the Note based on its consolidated excess cash flow, as defined in the Agreement.

The repayment of the $1,275,000 in subordinated debt from the proceeds of the Note eliminated the potential future dilution from the possible issuance of an aggregate of 3,825,000 shares of common stock, no par value, of the Company (the “Common Stock”) into which the convertible notes were convertible and for which the warrants attached to such notes were exercisable, likely without consideration to the Company. In conjunction with the Note, the Company issued to the Purchaser a warrant (the “Warrant”) to purchase up to 2,250,000 shares of Common Stock. The Warrant entitles the Purchaser to purchase from the Company, at any time or from time to time: (i) 1,200,000 shares of Common Stock at an exercise price of $0.57 per share (“Tranche 1”), (ii) 900,000 shares of Common Stock at an exercise price of $0.72 per share (“Tranche 2”), and (iii) 150,000 shares of Common Stock at an exercise price of $0.97 per share (“Tranche 3”). The Purchaser is required to exercise the Warrant with respect to Tranche 1 if the Common Stock is trading at $1.40 per share or higher for a specified period, and is further required to exercise the Warrant with respect to Tranche 2 if the Common Stock is trading at $1.50 per share or higher for a specified period. Cashless exercise of the Warrant is only permitted with respect to Tranche 3. The Purchaser has the right, within six months after the issuance of any shares under the Warrant, to require the Company to repurchase such shares for cash or for Put Notes, at the Company's discretion. The Warrant expires on the sixth anniversary of the date of its issuance. The sale and issuance of the Warrant to the Purchaser is exempt from registration under the Securities Act of 1933, as amended, by virtue of the exemptions provided in Section 4(a)(2) thereof and Regulation D of the rules and regulations promulgated thereunder.

The Agreement contains customary affirmative and negative covenants, including, among other things, covenants requiring the Company to maintain certain financial ratios. The Company’s obligations under the Agreement are secured by first priority liens on all of the Company’s and its subsidiaries’ assets.

The foregoing description of the Agreement, the Note and the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, the Note and the Warrant, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

On February 10, 2020, the Company issued a news bulletin announcing the Agreement, the Note and the Warrant, a copy of which is furnished as Exhibit 99.1 hereto.

Item 1.02 – Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation of an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 – Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)
The following exhibits are filed as part of this report:

Exhibit Number	Description
99.1	News Bulletin Issued February 10, 2020

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2020

NOBLE ROMAN’S, INC.

By:	/s/ Paul W. Mobley
Paul W. Mobley
Executive Chairman and Chief Financial Officer